Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-198117, 333-138219, and 333-46454) of TTM Technologies, Inc. of our report dated February 21, 2014 relating to the consolidated financial statements which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Irvine, California

February 24, 2016